Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Diamond Hill Investment Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑41323, 333-156331, 333-156829, 333-171110, 333-173797 and 333-197064) on Form S-8 of Diamond Hill Investment Group, Inc. and subsidiaries, of our report dated February 22, 2018, with respect to the consolidated balance sheets of Diamond Hill Investment Group, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Diamond Hill Investment Group, Inc. and subsidiaries.

/s/ KPMG LLP

Columbus, Ohio
February 22, 2018